Exhibit 99.1

NEWS	Contact: Jose Bayardo (713) 375-3700

FOR IMMEDIATE RELEASE

NATIONAL OILWELL VARCO ANNOUNCES APPOINTMENT

OF JAMES T. HACKETT TO THE BOARD OF DIRECTORS

HOUSTON, TX, April 5, 2016 — National Oilwell Varco, Inc. (NYSE: NOV) announced today that James T. “Jim” Hackett has been appointed to the company’s board of directors effective April 5, 2016.

Clay C. Williams, Chairman, President and CEO of National Oilwell Varco, stated, “It is with great pleasure that I welcome Jim Hackett to our board of directors. Jim’s extensive experience in the global energy industry will bring an important perspective and dimension to our board. Jim’s deep background in the industry will be very beneficial to our strategic efforts as we continue to navigate through this difficult cycle.”

Mr. Hackett is a Partner at Riverstone Holdings, LLC, an energy-focused private investment firm, based in New York. Prior to joining Riverstone Holdings, LLC in 2013, Mr. Hackett served as the Chairman of the Board from 2006 to 2013 and the CEO from 2003 to 2012 of Anadarko Petroleum Corporation. Before joining Anadarko, Mr. Hackett served as President and Chief Operating Officer of Devon Energy Corporation, following its merger with Ocean Energy, where he had served as Chairman, President, and Chief Executive Officer. Mr. Hackett has also held senior positions at Seagull, Duke Energy, and Pan Energy. He also held positions in engineering, finance and marketing with NGC Corp., Burlington Resources, and Amoco Oil Corp. Mr. Hackett received a Bachelor of Science degree from the University of Illinois in 1975 and an MBA from Harvard Business School in 1979.

With the appointment of Mr. Hackett, the company’s board of directors is now comprised of nine directors, eight of whom are external and independent.

Mr. Hackett was selected from a global search conducted by Heidrick & Struggles, the executive search firm retained by the Board of Directors.

National Oilwell Varco is a worldwide leader in the design, manufacture and sale of equipment and components used in oil and gas drilling and production operations and the provision of oilfield services to the upstream oil and gas industry.

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from the actual future events or results. Readers are referred to documents filed by National Oilwell

Varco with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

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